EXHIBIT NO. 99.1

[logo]	News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investor - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Completes Redemption of Senior Notes

MIDDLETOWN, OH, December 27, 2004 — AK Steel (NYSE: AKS) said that it completed on December 24, 2004 the redemption of the remaining $117.4 million principal amount of its 9% Senior Notes Due 2007, and the remaining $33.5 million principal amount of its 8 7/8% Senior Notes Due 2008. The redemption of the notes, substantially ahead of their scheduled maturity dates, will eliminate approximately $14 million of annual interest expense attributable to the notes, beginning in 2005. The redemption will result in a one-time charge in the fourth quarter of 2004 of approximately $5.4 million related to the call premium and certain unamortized costs associated with the original issuance of this debt.

AK Steel announced in its third quarter 2004 earnings report that its board of directors had authorized the redemption of these notes based on the company’s improved financial performance and cash position. AK Steel now has no scheduled material debt maturities until 2009.

As also announced in its third quarter 2004 earnings report, AK Steel intends to contribute $150 million to its pension trust fund in January 2005, well ahead of the next anticipated required pension funding of approximately $300 million due in 2006. The 2005 payment will reduce the company’s 2006 projected pension funding obligation by approximately 50%, as well as lower its annual pension expense by approximately $13 million.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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